Exhibit 8.2

FANGDA PARTNERS

上海 Shanghai·北京 Beijing·深圳 Shenzhen·广州 Guangzhou·香港 Hong Kong

http://www.fangdalaw.com

中国北京市朝阳区光华路1号	电子邮件	E-mail: email@fangdalaw.com
嘉里中心北楼27楼	电 话	Tel.: 86-10-5769-5600
邮政编码：100020	传 真	Fax: 86-10-5769-5788
	文 号	Ref.: 19CF0405

27/F, North Tower, Kerry Center

No. 1, Guanghua Road, Chaoyang District

Beijing 100020, PRC

To: Alibaba Group Holding Limited

November 15, 2019

Dear Sirs,

We are lawyers qualified in the People’s Republic of China (the “PRC”, which, for the purpose of this opinion, does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and, as such, are qualified to issue this opinion on PRC Laws (as defined below).

We are acting as PRC legal counsel to Alibaba Group Holding Limited (the “Company”) solely in connection with the offering and the sale of 500,000,000 ordinary shares of par value US$0.000003125 per share of the Company (the “Ordinary Shares”) in connection with the Company’s registration statement on Form F-3 filed on the date of this opinion, including the base prospectus, and all amendments or supplements thereto, including prospectus supplements (the “Registration Statement”). For the purpose of the filing of the Registration Statement with the U.S. Securities and Exchange Commission (the “SEC”) on November 15, 2019, we have been requested to give this opinion in connection with the Section “Taxation” in the Registration Statement regarding PRC taxation.

The opinion is rendered on the basis of PRC Laws and there is no assurance that any of such laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.  The PRC laws referred to herein are laws, regulations and rules of the mainland territory of the PRC that are currently in force on the date of this opinion (“PRC Laws”).  We have not made any investigation of, and do not express any opinions on, the laws and regulations of any jurisdiction other than the PRC.

Based on the foregoing and subject to the disclosures contained in the Registration Statement, we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned, the statements set forth in the Registration Statement under the heading “Taxation — People’s Republic of China Taxation”, to the extent that the discussion states definitive legal conclusions under PRC tax laws and regulations, subject to the qualifications therein, constitute our opinion on such matters.

This opinion is delivered solely for the purpose of and in connection with the Registration Statement publicly submitted to the SEC on the date of this opinion and may not be used for any other purpose without our prior written consent.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the use of our firm’s name under the captions “Enforcement of Civil Liabilities”, “Taxation” and “Legal Matters” in the Registration Statement.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours sincerely,

/s/ Fangda Partners

Fangda Partners